Exhibit 99.1

Cision Reports Fourth Quarter and Full Year 2018 Results; Provides Updated Full Year 2019 Outlook

CHICAGO, Feb. 28, 2019 /PRNewswire/ -- Cision Ltd. (NYSE: CISN), a leading global provider of software and services to public relations and marketing communications professionals, today reported results for the fourth quarter and year ended December 31, 2018.

Financial Highlights

Fourth Quarter 2018

•	Revenue increased 10.3% to $186.4 million

•	Revenue, excluding the impact of purchase accounting, increased 9.8% to $186.4 million

•	Operating income increased 198.6% to $20.9 million

•	Net loss decreased 66.7% to $11.5 million

•	Adjusted EBITDA increased 11.1% to $68.0 million

•	Adjusted net income increased 36.7% to $31.4 million

•	Adjusted net income per share increased 25.6% to $0.24

Full Year 2018

•	Revenue increased 15.6% to $730.4 million

•	Revenue, excluding the impact of purchase accounting, increased 15.6% to $731.9 million

•	Operating income increased 83.2% to $69.6 million

•	Net loss decreased 80.2% to $24.4 million

•	Adjusted EBITDA increased 13.2% to $255.2 million

•	Adjusted net income increased 88.7% to $110.6 million

•	Adjusted net income per share increased 49.2% to $0.86

“We are pleased to have delivered strong financial results for the fourth quarter, concluding a very successful 2018 for the company,” said Kevin Akeroyd, Cision’s Chief Executive Officer. “We continue to focus our efforts on delivering best-in-class products and services to our customers, and driving towards our long-term financial goals and objectives. Following our acquisitions of Falcon and TrendKite and the divestiture of our email marketing assets, we enter 2019 better positioned than ever to deliver unmatched value to the public relations and marketing communications industry.”

Fourth Quarter Business Statistics and Operational Highlights

•	Americas revenues increased 9.6% to $129.4 million

•	EMEA revenues increased 10.8% to $48.4 million

•	APAC revenues increased 19.4% to $8.6 million

•	Non-core revenues declined 38.7% to $1.0 million

•	Average pro forma subscription customers increased 4.2% to approximately 42,300

•	Average annualized pro forma revenue per subscription customer, excluding the impact of currency, decreased 1.3% to approximately $11,100

•	Customers that purchased services from us on a transaction basis decreased 6.0% to approximately 39,200

•	Average quarterly pro forma revenue per customer that purchased services from us on a transaction basis, excluding the impact of currency, increased 8.6% to approximately $1,530

•	Cross-sell bookings of software, distribution and insights in the US increased 55.1% to $5.4 million

•	Cision Communications Cloud platform customers at December 31, 2018 were approximately 9,800

•	Attribution and data bookings (measured in annual contract value) were approximately $1.0 million

Recent Acquisitions

On January 3, 2019, we completed our acquisition of Falcon for approximately €105.2 million ($120.1 million). The purchase consideration consisted of approximately €54.1 million ($61.7 million) in cash and the issuance of approximately 5.1 million ordinary shares valued at €51.1 million ($58.4 million). The cash portion of the consideration was funded with a combination of cash on hand and borrowings under our revolving credit facility.

On January 23, 2019, we completed our acquisition of TrendKite for approximately $222.4 million. The purchase consideration consisted of approximately $94.1 million in cash and approximately 10.3 million ordinary shares valued at $128.3 million. The cash portion of the consideration was funded with a combination of cash on hand and incremental borrowings under our dollar-denominated term loan facility.

Recent Divestiture

On January, 22, 2019, we sold our email marketing assets to a strategic buyer. The sale of the email marketing assets resulted from a detailed review of Cision's long-term business strategy and desire to focus on our industry-leading communications cloud platform. We divested our email marketing assets for approximately $49.3 million of cash consideration, with up to an additional $4.0 million in cash consideration based upon meeting certain business performance measures over the next 12 months.

Long-Term Debt

On December 28, 2018, we entered into an incremental facility amendment to our first lien credit agreement that increased available borrowings under the revolving credit facility from $75.0 million to $100.0 million. As of December 31, 2018, we had no amounts outstanding under our revolving credit facility and we had approximately $1,254 million of borrowings outstanding under our first lien credit facility, consisting of approximately $972.1 million of dollar-denominated term loan borrowings and approximately €246.9 million of Euro-denominated borrowings. On January 2, 2019, we borrowed approximately $40.0 million of dollar borrowings under our revolving credit facility in connection with the closing of the Falcon acquisition, which we repaid in full on January 31, 2019. On January 11, 2019, we entered into an incremental facility amendment to the credit agreement that increased our dollar-denominated term loan facility by $75.0 million. On January 17, 2019, we borrowed $75.0 million of dollar-denominated borrowings under our term loan facility in connection with the closing of the TrendKite acquisition. As of February 27, 2019, we had approximately $1,329 million of borrowings outstanding under our first lien credit facility, consisting of approximately $1,047 million of dollar-denominated term loan borrowings and approximately €246.9 million of Euro-denominated borrowings.

Subscription and Transaction Customer Trends

All of the figures below exclude our acquisitions of Falcon and TrendKite, and have been adjusted to exclude the impact of currency.

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q4 2018 compared to Q4 2017
Average pro forma subscription customers	39,761	40,833	40,532	40,628	40,252	41,249	41,661	42,349	4.2%
Average annualized pro forma revenue per subscription customer	$10,867	$10,882	$11,101	$11,227	$11,153	$11,186	$11,237	$11,086	(1.3)%
Pro forma transaction customers	42,869	44,451	40,829	41,670	40,216	41,172	38,152	39,173	(6.0)%
Average pro forma revenue per transaction customer	$1,297	$1,361	$1,286	$1,405	$1,382	$1,454	$1,356	$1,526	8.6%

Updated Full Year 2019 Outlook

Our updated outlook for the full fiscal year ending December 31, 2019 appears below (all figures in millions, except share and per share amounts). Additionally, due to our acquisitions and divestiture in January 2019, we have provided an initial outlook for our first quarter ending March 31, 2019. These estimates are based on a number of assumptions that management believes to be reasonable and reflect our expectations as of the date of this release. Actual results may differ materially from these estimates as a result of various factors, and Cision refers you to the cautionary language regarding "Forward Looking Statements" included in this press release when considering this information.

	Prior 2019	Updated 2019	Initial Q1 2019	Q1 2018
Revenue	$775 - $785	$775 - $785	$185 - $190	$179.3
Revenue, excluding the impact from purchase accounting	$782 - $792	$782 - $792	$187 - $192	$180.2
Net income (loss)	($5) - $2	($1) - $4	($6) - ($2)	$(0.4)
Net income (loss) per share	($0.03) - $0.01	($0.01) - $0.02	($0.04) - ($0.01)	$0.00
Adjusted EBITDA	$270 - $275	$270 - $275	$61 - $63	$58.3
Adjusted net income	$122 - $125	$122 - $125	$28 - $30	$23.1
Adjusted net income per diluted share	$0.82 - $0.84	$0.82 - $0.85	$0.19 - $0.20	$0.19
Pro-forma fully diluted weighted average shares outstanding	149.8	148.0	147.5	123.9

	Prior 2019	Updated 2019	Initial Q1 2019	Q1 2018
Depreciation expense	--	$30 - $33	$8 - $9	$7.4
Amortization expense	--	$105 - $110	$26 - $27	$25.9
Amortization expense included in cost of revenue	--	$24 - $26	$6 - $7	$5.6
Interest expense	--	$76 - $79	$19 - $20	$22.1
Debt extinguishment costs	--	$0 - $0	$0 - $0	$2.4
Interest expense, net of debt extinguishment costs	--	$76 - $79	$19 - $20	$19.7
Cash interest expense	--	$64 - $66	$16 - $17	$18.9
Stock-based compensation	--	$7 - $10	$2 - $3	$1.3
Capital expenditures, inclusive of capitalized software development	--	$38 - $42	$8 - $9	$8.8

The above outlook assumes the inclusion of results from our acquisitions of Falcon and TrendKite from the date of their respective acquisitions through the respective periods ending March 31, 2019 and December 31, 2019, and the inclusion of results from our e-mail marketing assets from January 1, 2019through the date of its divestiture. The updated outlook above assumes LIBOR of approximately 2.7%, EURIBOR of approximately 0%, and the following exchange rates with respect to the British Pound, the Euro and the Canadian Dollar for fiscal year 2019:

GBP to USD	1.29
EUR to USD	1.14
CAD to USD	0.76

Additionally, our outlook for 2019 excludes any additional acquisitions, divestitures, or other unanticipated events. See our discussion of non-GAAP financial measures included in this release.

Conference Call and Webcast

As previously announced, we will hold a conference call and webcast to review our fourth quarter and full year 2018 financial results on Thursday, February 28, 2019 at 5:00 pm EST. To hear the live event, visit the Cision investor website at http://investors.cision.com, or by dialing 1-877-443-4809 (participant dial in toll free) or 1-412-317-5235 (participant dial in International). For those accessing the call via Cision's investor website, we suggest logging in at least 15 minutes prior to the start of the live event. For those dialing in, participants should ask to be joined into the Cision Ltd. earnings call. A replay of the earnings webcast will be available approximately two hours after the conclusion of the live event on February 28, 2019. To access the webcast recording / conference replay, visit http://investors.cision.com or you can dial 1-877-344-7529 (US), 1-412-317-0088 (International), or 1-855-669-9658 (Canada). The replay access code for the earnings call is 10129049. The replay will be available through March 15, 2019. Supplemental materials regarding the conference call and webcast will be posted to the Cision website at http://investors.cision.com approximately one hour in advance of the conference call and webcast.

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating performance outlook for the fiscal year ending December 31, 2019, as well as information relating to the acquisitions of Falcon.io and TrendKite and our divestiture of certain e-mail marketing assets and our realization of the expected benefits therefrom. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "anticipate," "intend," "plan," "goal," "seek," "aim," "strive," "believe," "see," "project," "predict," "estimate," "expect," "continue," "strategy," "future," "likely," "may," "might," "should," "will," "would," "target," similar expressions, and variations or negatives of these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Accordingly, you should not place undue reliance on these statements, as actual results may vary materially. A detailed discussion of some of the risks and uncertainties that could cause our actual results and financial condition to differ materially from the forward-looking statements is described under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q filed on November 9, 2018 and our annual report on Form 10-K filed on March 13, 2018, along with our other filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by us in this communication is based only on information currently available to us and speaks only as of the date of this report. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings at www.sec.gov or www.Cision.com.

About Cision

Cision Ltd. (NYSE: CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 4,500 employees with offices in 22 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

Cision Ltd. and its Subsidiaries

Condensed Consolidated Balance Sheets

As of December 31, 2018 and December 31, 2017

(in thousands, except for per share amounts)

(Unaudited)

	2018	2017
Assets
Current assets:
Cash and cash equivalents	$104,769	$148,654
Accounts receivable, net	120,882	113,008
Prepaid expenses and other current assets	22,824	19,896
Total current assets	248,475	281,558
Property and equipment, net	57,210	53,578
Other intangible assets, net	377,146	456,291
Goodwill	1,171,859	1,136,403
Deferred tax asset	4,034	-
Other assets	7,652	7,528
Total assets	$1,866,376	$1,935,358
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$13,210	$13,349
Accounts payable	15,603	13,327
Accrued compensation and benefits	29,323	25,873
Other accrued expenses	82,507	73,483
Current portion of deferred revenue	139,725	140,351
Total current liabilities	280,368	266,383
Long-term debt, net of current portion	1,205,760	1,266,121
Deferred revenue, net of current portion	1,098	1,412
Deferred tax liability	69,232	62,617
Other liabilities	21,601	22,456
Total liabilities	$1,578,059	$1,618,989
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2018 and 2017	-	-
Common stock, $0.0001 par value, 480,000,000 shares authorized; 132,716,541 and 122,634,922 shares issued and outstanding at December 31, 2018 and 2017, respectively	13	12
Additional paid-in capital	797,222	771,813
Accumulated other comprehensive loss	(68,941)	(35,111)
Accumulated deficit	(439,977)	(420,345)
Total stockholders' equity	288,317	316,369
Total liabilities and stockholders' equity	$1,866,376	$1,935,358

Cision Ltd. and its Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue	$186,369	$168,959	$730,373	$631,637
Cost of revenue	66,580	53,265	266,792	200,836
Gross Profit	119,789	115,694	463,581	430,801

Operating costs and expenses:
Sales and marketing	30,750	31,519	116,095	114,750
Research and development	7,713	5,423	29,995	22,102
General and administrative	40,298	48,940	167,060	166,759
Amortization of intangible assets	20,134	22,853	80,815	89,159
Total operating costs and expenses	98,895	108,735	393,965	392,770
Operating income	20,894	6,959	69,616	38,031

Non operating income (expense):
Foreign exchange gains (losses)	3,013	(3,626)	13,290	(5,458)
Interest and other income (expense), net	(589)	(318)	(117)	2,132
Interest expense	(18,067)	(20,160)	(78,014)	(116,466)
Loss on extinguishment of debt	(6,992)	-	(9,424)	(51,872)
Total non operating loss	(22,635)	(24,104)	(74,265)	(171,664)
Loss before income taxes	(1,741)	(17,145)	(4,649)	(133,633)
Provision for (benefit from) income taxes	9,729	17,347	19,745	(10,591)
Net loss	(11,470)	(34,492)	(24,394)	(123,042)
Other comprehensive income (loss)-foreign currency translation adjustments	(12,048)	2,826	(32,844)	38,791
Comprehensive loss	$(23,518)	$(31,666)	$(57,238)	$(84,251)

Net loss per share:
Basic and diluted	$(0.09)	$(0.28)	$(0.19)	$(1.63)
Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	132,714,691	121,917,531	128,819,858	75,696,880

Cision Ltd. and its Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2018 and December 31, 2017

(in thousands)

(Unaudited)

	2018	2017
Cash flows from operating activities
Net loss	$(24,394)	$(123,042)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	133,821	139,474
Non-cash interest charges and amortization of debt discount and deferred financing costs	17,498	65,554
Equity-based compensation expense	5,267	4,138
Provision for doubtful accounts	4,409	3,493
Deferred income taxes	(105)	(23,278)
Unrealized currency translation losses (gains)	(13,533)	5,011
Gain on sale of business	-	(1,785)
Other	5,441	(194)
Changes in operating assets and liabilities, net of effects of acquisitions and disposal:
Accounts receivable	(7,784)	(6,349)
Prepaid expenses and other current assets	1,682	1,579
Other assets	742	737
Accounts payable	728	(3,831)
Accrued compensation and benefits	3,530	(6,235)
Other accrued expenses	(3,466)	4,068
Deferred revenue	1,808	4,887
Other liabilities	1,484	4,621
Net cash provided by operating activities	127,128	68,848

Cash flows from investing activities
Purchases of property and equipment	(14,629)	(10,734)
Software development costs	(19,804)	(14,953)
Acquisitions of businesses, net of cash received of $2,711 and $12,355	(66,463)	(78,528)
Proceeds from disposal of business	-	23,675
Other	(24)	552
Net cash used in investing activities	(100,920)	(79,988)

Cash flows from financing activities
Proceeds from revolving credit facility	-	5,000
Repayment of revolving credit facility	-	(38,475)
Payment of amounts due to Cision Owner	-	(1,940)
Proceeds from term credit facility, net of debt discount of $10,466	-	1,350,259
Repayments of term credit facility	(63,297)	(1,497,838)
Payments on capital lease obligations	-	(171)
Payments of deferred financing costs	(850)	-
Proceeds from merger and recapitalization	-	305,110
Payment of contingent consideration	(2,873)	–
Net cash provided by (used in) financing activities	(67,020)	121,945
Effect of exchange rate changes on cash and cash equivalents	(3,073)	2,714
Increase (decrease) in cash and cash equivalents	(43,885)	113,519

Cash and cash equivalents
Beginning of year	148,654	35,135
End of the year	$104,769	$148,654

Supplemental disclosure of cash flows information
Cash paid during the year for:
Interest	$69,816	$102,400
Income taxes	17,538	10,250
Supplemental non-cash information:
Issuance of securities by Cision Owner in Connection with acquisitions	-	7,000
Non-cash contribution from Cision Owner in connection with merger	-	451,139
Issuance of shares for acquisition	20,143

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to our financial statements based on US generally accepted accounting principles (GAAP). Non-GAAP financial information is provided to enhance the reader's understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as Adjusted EBITDA, and Adjusted net income per share, are provided within the schedules attached to this release. We use non-GAAP measures in our operational and financial decision-making, believing that it is useful to exclude certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews include Adjusted EBITDA, and Adjusted net income per share. Additionally, we believe that the presentation of non-GAAP measures provides information that is useful to investors as it indicates, for example, our ability to meet capital expenditures and working capital requirements and otherwise meet our obligations as they become due. Investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. This communication also includes certain forward-looking non-GAAP financial measures. We are unable to present without unreasonable efforts a reconciliation of forward-looking non-GAAP financial information to the corresponding GAAP financial information because management cannot reliably predict all of the necessary information. Forward-looking non-GAAP financial information is based on numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond our control. Accordingly, investors are cautioned not to place undue reliance on this information.

Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to Cision, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as an analytical tool. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, results of operations as determined in accordance with GAAP.

Cision Ltd. and its Subsidiaries

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(in millions)

(Unaudited)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2018
Net loss	$(34.5)	$(11.5)	$(123.0)	$(24.4)
Depreciation and amortization	36.1	33.6	139.5	133.8
Interest expense and loss on extinguishment of debt	20.2	25.1	168.3	87.5
Provision (benefit) for income taxes	17.3	9.7	(10.6)	19.7
EBITDA (1)	39.1	56.9	174.2	216.6
Acquisition and offering related costs	16.7	12.7	42.2	45.3
Stock-based compensation	1.2	1.6	4.1	5.3
Deferred revenue reduction from purchase accounting	0.7	-	1.5	1.5
Gain on sale of business	-	-	(1.8)	-
Sponsor fees and expenses	-	-	0.3	-
Unrealized translation (gain) loss	3.5	(3.2)	5.0	(13.5)
Adjusted EBITDA (2)	$61.2	$68.0	$225.5	$255.2

Cision Ltd. and its Subsidiaries

Reconciliation of Net Loss to Adjusted Net Income and Adjusted Net Income per Diluted Share

(in millions, except for per share and share amounts)

(Unaudited)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2018
Net loss	$(34.5)	$(11.5)	$(123.0)	$(24.4)
Provision (benefit) for income taxes	17.3	9.7	(10.6)	19.7
Acquisition and offering related costs	16.7	12.7	42.2	45.3
Gain on sale of business	-	-	(1.8)	-
Stock-based compensation expense	1.2	1.6	4.1	5.3
Deferred revenue reduction from purchase accounting	0.7	-	1.5	1.5
Amortization related to acquired intangible assets	29.2	26.0	113.8	104.1
Non-recurring interest and loss on extinguishment of debt	-	7.1	55.9	11.4
Sponsor fees and expenses	-	-	0.3	-
Unrealized translation (gain) loss	3.5	(3.2)	5.0	(13.5)
Adjusted Income before income taxes	34.1	42.4	87.4	149.4
Less: Income tax at a 26% rate for 2018, and a 33% rate for 2017	(11.2)	(11.0)	(28.8)	(38.8)
Adjusted net income (3)	$22.9	$31.4	$58.6	$110.6
Pro forma fully-diluted weighted average shares outstanding	121,917,531	132,714,891	102,035,003	128,819,858
Adjusted net income per diluted share (4)	$0.19	$0.24	$0.57	$0.86

Cision Ltd. and its Subsidiaries

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Net Cash Provided by
Operating Activities

(in millions)

(Unaudited)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2018
Net cash provided by operating activities	$30.5	$37.3	$68.8	$127.1
Acquisition and offering related costs	16.7	12.7	42.2	45.3
Adjusted net cash provided by operating activities (5)	$47.2	$50.0	$111.0	$172.4

(1)	Cision defines EBITDA as net income (loss), plus depreciation and amortization expense, plus interest expense and loss on extinguishment of debt, plus provision for (or minus benefit from) income taxes.

(2)	Cision defines Adjusted EBITDA as EBITDA, further adjusted for acquisition and offering related costs, stock-based compensation, deferred revenue reduction from purchase accounting, (gains) losses related to divested businesses or assets, sponsor fees and expenses, and unrealized translation losses (gains). All of the items included in the reconciliation from net income to Adjusted EBITDA are either non-cash items or are items that we consider to be less useful in assessing our operating performance. In the case of the non-cash items, we believe that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by excluding depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, we believe that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

(3)	Cision defines Adjusted net income as net income (loss) plus provision for (or minus benefit from) income taxes, further adjusted for acquisition and offering related costs, (gains) losses related to divested businesses or assets, stock-based compensation, deferred revenue reduction from purchase accounting, amortization related to acquired intangibles, non-recurring interest and losses on extinguishment of debt, sponsor fees and expenses, and unrealized translation losses (gains), which together, sum to Adjusted net income (loss) before income taxes. Adjusted net income (loss) before income taxes is then taxed at an assumed long term corporate tax rate of 33% for 2017 and periods prior, and 26% for 2018 and beyond, pursuant to our preliminary analysis with respect to recent U.S. tax law changes, to determine Adjusted net income. The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a provisional net one-time tax of $11.9 million in the fourth quarter of 2017 based on a reasonable estimate of the income tax effects, primarily from a tax on accumulated foreign earnings, the remeasurement of deferred tax assets and liabilities and new limitations on the deductibility of interest. Our calculation of Adjusted net income excludes this provisional net one-time tax. We continue to finalize the analysis of the tax reform provisions in 2018. All of the items included in the reconciliation from net income to Adjusted net income are either non-cash items or are items that we consider to be less useful in assessing our operating performance. In the case of the non-cash items, we believe that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by excluding the amortization related to acquired intangibles, users can compare operating performance without regard to highly variable amortization expenses related to our acquisitions. In the case of the other items, we believe that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

(4)	Cision defines Adjusted net income per diluted share as Adjusted net income, as defined above, divided by the fully-diluted pro forma weighted average shares outstanding for the period. The fully-diluted pro forma weighted average shares outstanding for the respective period assume that the exchange of shares pursuant to our merger with Capitol Acquisition III had taken effect as of the beginning of such period. Additionally, for purposes of calculating the number of fully diluted shares outstanding, we have excluded the potential impact of dilution from outstanding warrants to purchase shares of our common stock prior to the dates of their conversion, and stock options and restricted units issued and outstanding pursuant to our 2017 Omnibus Incentive Plan. During the second quarter of fiscal 2018, we issued an aggregate of 6,342,989 ordinary shares (6,100,209 ordinary shares on May 18, 2018 and 242,780 ordinary shares on June 4, 2018), in exchange for all of our outstanding warrants, pursuant to the completion of our warrant exchange transactions. During the third quarter of 2018, we issued 2,000,000 ordinary shares for the earn-out achieved during the quarter. Commencing on these respective issuance dates, we included the issued shares in our fully-diluted pro forma weighted average share count.

(5)	Cision defines Adjusted net cash provided by operating activities is defined as net cash provided by operating activities adjusted for acquisition related costs and expenses.

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@cision.com

Media Contact:
Jenn Deering Davis
VP, Communications
Jenn.Deering.Davis@cision.com